EXHIBIT 99.1
NEWS RELEASE
RANGE RESERVES INCREASE 20% TO 1.4 TCFE
FORT WORTH, TEXAS, JANUARY 25, 2006...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves at December 31, 2005 totaled 1.4 Tcfe, comprised of 1.1 Bcf of natural gas and 46.9 million barrels of oil and natural gas liquids. During the year, reserves increased 231 Bcfe or 20%. The increase was due to 217 Bcfe of discoveries and extensions added by the drilling program, 86 Bcfe of acquisitions and upward revisions of 16 Bcfe. Production and property sales were 88 Bcfe during the year.
The pretax present value of the Company’s proved reserves at year-end, based on constant prices and costs and discounted at 10% rose to $4.9 billion, representing a 106% increase for the year. The valuation was based on prices of $10.08 per Mmbtu and $61.04 a barrel, compared to $6.18 per Mmbtu and $43.33 a barrel one year earlier. At year-end, 80% of the proved reserves by volume were natural gas and 66% was attributable to proved developed reserves. Proved undeveloped reserves decreased from 37% to 34% of total reserves volumes. At year-end, the Company’s reserve life index stood at 15.4 years based on fourth quarter production levels. Approximately 84% of the Company’s reserves were audited by independent petroleum consultants.
In total, the Company replaced 365% of production in 2005, including 249% from drilling. Total anticipated finding costs in 2005, including all exploration, development, acquisition, leasehold and seismic costs averaged $1.45 per mcfe. The Company’s three-year average (2003-2005) finding cost equates to $1.27 per mcfe.
Commenting, John H. Pinkerton, Range’s President, said, “We are extremely pleased to have increased our proved reserves by 20% at an all-in cost of $1.45 per mcfe. Importantly, our drilling effort alone replaced 249% of production. This performance is a direct reflection of our superb technical team. For 2006, we began the year with the largest, most diversified drilling inventory in our history. Our 2006 drilling program is off to a solid start as we have 26 rigs currently running. For the year we have budgeted the drilling of over 1,000 wells. We anticipate 2006 will result in another year of double digit production growth.”
RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to expected reserves quantities, present value of reserves and finding and development costs in 2005 are still subject to audit and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

_2006-3

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com

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